Exhibit 5.1

BOSTON CONNECTICUT FLORIDA NEW JERSEY NEW YORK WASHINGTON, DC
DAY PITNEY LLP Attorneys at Law One Jefferson Road Parsippany, NJ 07054-2891 T: (973) 966-6300

June 5, 2020

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

Ladies and Gentlemen:

We have acted as counsel to Valley National Bancorp, a New Jersey corporation (the “Company”), in connection with the issuance and sale by the Company of $115,000,000 aggregate principal amount of the Company’s 5.25% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”) issued pursuant to the Indenture, dated as of June 5, 2020 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of June 5, 2020 (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

In connection therewith, we have examined (i) the Registration Statement on Form S-3ASR (File No. 333-223918) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); (ii) the prospectus of the Company, dated March 26, 2018, which forms a part of the Registration Statement (the “Base Prospectus”), as supplemented by the prospectus supplement, dated May 29, 2020, relating to the Notes, as filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”); and (iii) the Indenture. In connection with the issuance and sale of the Notes, the Company has also filed with the Commission, pursuant to Rule 433 under the Securities Act as a free writing prospectus, the pricing term sheet, dated May 29, 2020. In addition, we have examined originals or copies, certified or otherwise and identified to our satisfaction, of resolutions of the Board of Directors of the Company or committees thereof and such other agreements, instruments, certificates, documents and records and have reviewed such questions of law and made such inquiries as we have deemed necessary or appropriate for the purposes of the opinions rendered herein.

In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all such documents submitted to us as copies and the authenticity of the originals of such latter documents. We have also assumed that the books and records of the Company are maintained in accordance

June 5, 2020

with proper corporate procedures. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates, documents and records and upon statements and certificates of officers and representatives of the Company and public officials.

Based upon, and subject to, the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that the Notes have been duly authorized and (assuming due authorization execution and delivery of the Indenture by the Trustee and due authentication and delivery of the Notes by the Trustee), when they have been duly executed, issued and delivered in accordance with the terms of the Indenture against payment therefor in accordance with the terms of the underwriting agreement governing their sale, will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture.

This opinion is to be used only in connection with the Registration Statement and the issuance and sale of the Notes described herein and may not be used, quoted or relied upon for any other purpose without our prior written consent.

The opinions rendered herein are limited in all respects to the laws of the States of New York and New Jersey. We express no opinion as to the effect of the law of any other jurisdiction. Our opinion as to the validity, binding effect or enforceability of the Notes is subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer and other similar laws relating to or affecting creditor’s rights; and (ii) general principles of equity, whether applied by a court of law or equity.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on June 5, 2020, which is incorporated by reference into the Registration Statement and the Prospectus Supplement, and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement and the Registration Statement. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Day Pitney LLP DAY PITNEY LLP